UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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SCHEDULE 14A INFORMATION

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ACCO BRANDS CORPORATION
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Beginning May 1, 2013, the following communication was sent to certain stockholders of ACCO Brands Corporation.

____________________________________________________________________________________________________________________________________________________________________________________

Dear [•],

At the Annual Meeting of Stockholders of ACCO Brands Corporation to be held on May 7, 2013, you are being asked to vote on the election of twelve nominees to the Board of Directors, each to serve a one-year term.

ACCO Brands is requesting your support in voting FOR the election of all twelve director nominees.  As you may know, ISS recommended a withhold vote with respect to two of ACCO Brands’ directors, James A. Buzzard and E. Mark Rajkowski, who are executive officers of MeadWestvaco, believing that their relationship with MeadWestvaco Corporation impairs their independence as members of key ACCO Brands board committees.

Messrs. Buzzard and Rajkowski were appointed to the Board in 2012 pursuant to the terms of the company’s acquisition of the Consumer and Office Products Business of MeadWestvaco. Mr. Buzzard serves on the Corporate Governance and Nominating Committee and Mr. Rajkowski serves on the Audit Committee. Neither serves as Chairman of either committee.

It is important to note that Messrs. Buzzard and Rajkowski each meet NYSE independence standards as well as ACCO Brands’ internal governance standards. At the time of the transaction, and including today, the Board also determined that Messrs. Buzzard and Rajkowski do not have any relationships with ACCO Brands or with any other company that would impair their independence or their service on the Board.

In addition to the Board’s determination as to their independence, Messrs. Buzzard and Rajkowski bring extensive experience to the Board:

•	Mr. Buzzard’s qualifications to serve on the Board of Directors include his extensive expertise in the office products industry and his leadership experience acquired at the helm of MeadWestvaco.

•
Mr. Rajkowski’s qualifications to serve on the Board of Directors include his extensive financial and accounting background, his management and executive experience at publicly held firms, and his direct knowledge of the Consumer and Office Products segment.

•	Mr. Rajkowski also has been determined by the Board of Directors to be an “audit committee financial expert” as defined under SEC rules.

•	Having worked with both directors for the past year, ACCO’s Board of Directors believes that the experience and perspectives they provide is extremely valuable to the Company and to its stockholders.

At the time of the acquisition, not only did the Board carefully consider the independence of the MeadWestvaco directors generally, but also the terms of the Transition Services Agreement entered into between the Company and MeadWestvaco pursuant to the transaction agreement specifically. The Transition Services Agreement provides for the provision of services by

MeadWestvaco to ACCO Brands for 18 months from the transaction’s closing under a fixed fee schedule. Neither MeadWestvaco, the Board, Mr. Buzzard nor Mr. Rajkowski has any discretion or ability to unilaterally revise the fees paid under the existing Transition Services Agreement. In fact, only ACCO Brands has the unilateral ability to terminate such services and has dramatically reduced the services received from, and fees paid to, MeadWestvaco from 2012 into 2013. This agreement is currently expected to terminate no later than the end of the third quarter of 2013.

Moreover, ACCO Brands’ stockholders approved the issuance of common stock under NYSE rules for the acquisition of the Consumer and Office Products Business of MeadWestvaco. Disclosure issued at the time specifically referenced the requirement to appoint Messrs. Buzzard and Rajkowski to the Board pursuant to the transaction agreement and included a description of the Transition Services Agreement with MeadWestvaco.

With the rigorous review of Messrs. Buzzard and Rajkowski’s independence and the stockholders’ implicit approval of the acquisition and appointment of these directors to the Board, ACCO Brands does not feel there are any issues regarding the composition of the Board or its committees and strongly believes stockholders should support the re-election of all director nominees.

ACCO Brands would greatly appreciate your support. Please let us know if you have any questions or concerns that you would like to raise to the company and I would be glad to set up a call.

Thanks again for your time.